Shareholder Report Q2 2022 Exhibit 99.1

Table of Contents Q2 2022 Shareholder Report 03 Q2 2022 Key Financial Results 03 Q2 2022 Financial Highlights 04 CEO’s Letter 08 CFO Commentary 08 Strong Orders and Record Backlog in Q2 2022 09 Q2 2022 Revenue of $91 Million 10 Revenue by Product Technology 11 Geographic Mix 12 Gross Margin Impacted by Several Headwinds 12 Adjusted Operating Expenses 12 Adjusted EBITDA and EPS 13 Balance Sheet Highlights 14 Q3 and 2022 Outlook 15 Upcoming Investor Conferences 15 Conference Call 15 Investor Inquiries 16 About DZS 16 Forward-Looking Statements 16 Use of Non-GAAP Financial Information 18 Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) 19 Unaudited Condensed Consolidated Balance Sheets 20 Unaudited Reconciliation of GAAP to Non-GAAP Results 21 Unaudited Reconciliation of GAAP to Non-GAAP Guidance

Q2 2022 Key Financial Results

Three Months Ended June 30, 2022 ($ in millions, except per share amounts)	GAAP amount	Adjusted Non-GAAP amount(1)	Q2 2022 Guidance(2)
Net revenue	$91	$91	$85 – $100
Gross margin %	27.4%	27.9%	33.0% – 35.0%
Operating expense	$34	$29	$29 – $30
Net income (loss)	$(6)	$(0)	
Adjusted EBITDA		$ (3)	$(1) – $5
Loss per share	$ (0.22)	$(0.02)	

Quarterly data may not sum to full year data due to rounding.

(1)GAAP net revenue included for presentation purposes only. Adjusted Gross margin, Operating expense, Net loss, Adjusted EBITDA, and net loss per share represent a non-GAAP financial measure; see reconciliation to the comparable GAAP measure in the financial tables attached to this shareholder report.

(2)Guidance related to Gross margin %, Operating expense and Adjusted EBITDA represent non-GAAP financial measures.

Q2 2022 Financial Highlights

- $123 million of new orders compared to $128 million in Q2 2021 and with $101 million in Q1 2022.
- $91 million of Revenue compared to $83 million in Q2 2021. Revenue was negatively impacted by $5 million due to weakening foreign currencies.
- 1.4 Book-to-Bill ratio.
- $293 million of Backlog at the end of Q2 2022.
- 27.9% Adjusted gross margin compared to 33.1% in Q2 2021 and 35.2% in Q1 2022. Adjusted gross margin was impacted by $3 million in unforeseen weakening of foreign currencies in addition to $3 million of higher than expected sub-component costs, logistics and expedite fees.
- $29 million of adjusted operating expenses compared to $28 million in Q2 2021.
- $3 million Adjusted EBITDA loss compared to a slight loss in Q2 2021.
- $0.02 Non-GAAP EPS loss compared to a loss of $0.03 in Q2 2021.

Q2 2022 Shareholder Report 3

DZS shareholders, Over the past two years, we have transformed our people, product, systems, and brand. We have built a world-class leadership team and enhanced our sales, marketing, research & development and customer care organizations. During this period, we have delivered record orders, revenue and backlog as well as secured 187 new customers, and introduced numerous next generation products and solutions across our access, subscriber and optical edge platforms. We also acquired three innovative technology companies, including two cloud-native software businesses which have become the cornerstones for DZS cloud, the industry’s most comprehensive end-to-end orchestration, automation, assurance and WiFi management software portfolio. Q2 2022 Shareholder Report Charlie Vogt President & CEO The second quarter of 2022 represented our 6th consecutive quarter of more than one hundred million dollars of new orders. We further validated our global momentum and demand for our differentiated broadband infrastructure and cloud software solutions with $123 million of new orders during the second quarter of 2022. Q2 revenue of $91 million increased 10% year-over-year despite unforeseen foreign currency shifts primarily spanning Japan and South Korea. Q2 revenue would have been $5 million higher without the foreign exchange impact. We continued to experience supply chain headwinds with Asia port closures extended into May and prolonged component shortages challenging backlog to revenue conversion. Backlog at the end of the second quarter of 2022 represented a new record of $293 million and when combined with Letter from the CEO deferred software & services revenue totaled $321 million. Adjusted gross margin of 27.9% declined from 35.2% in the first quarter of 2022 and was negatively impacted by the weakening of foreign currencies (notably the Euro, Japanese Yen and Korean Won), continued subcomponent shortages, heightened logistics costs and expedite fees to support customer fiber and 5G broadband roll-out schedules, as well as revenue mix. Excluding foreign currency and supply chain impacts, adjusted gross margin would have been higher by approximately 750 basis points. Our adjusted EBITDA was adversely impacted by $6 million related to both the unexpected foreign exchange headwinds and the ongoing supply chain conditions. Despite these headwinds, our industry is experiencing an unprecedented investment cycle to ensure homes and businesses around the world have access to high-speed fixed and mobile broadband services. Many countries are embracing fiber-to-the-home and 5G broadband services with more than $120 billion of government sponsored funding. To illustrate the magnitude of this opportunity, Germany, the United Kingdom and Italy combined have approximately 5% of homes penetrated with gigabit capable fiber infrastructure. These three countries have pledged $30 billion in government subsidies to accelerate fiber-to-the-home, expanding the reach and accelerating the pace to address the remaining 95% of homes, which equates to approximately 90 million homes. Countries around the world are focused on closing the digital divide, amplifying the importance of high-speed broadband and accelerating the investment required. Broadband has become an essential service and service providers are investing in and differentiating their offerings to retain and increase revenue and market-share. These drivers are accelerating an upgrade super-cycle that we expect to continue for the next decade. DZS is one of the few broadband access companies innovating across both fixed and mobile networks. Our recent acquisition of ASSIA’s people, cloud software and customers has continued to raise our industry profile, with DZS now recognizing 30 of the top 50 global telecom service providers as valued customers. Our vision, playbook, investments and execution are yielding new customer wins, new projects and an expanded addressable market that spans the middle and last mile access network. During the second quarter, our key achievements included: Acquired ASSIA’s Service Assurance and WiFi Management Software Assets including more than 30 marquee customers spanning North America, Latin America, Europe, Middle East and Asia 19 new customers / 38 new customers when including those acquired from ASSIA Shipments to a new marquee service provider in Europe for 5G mobile transport Demonstrated our next generation environmentally hardened coherent Optical Edge Transport “Saber” platform at Fiber Connect 2022 During the second quarter of 2022, DZS closed on our acquisition of core assets from ASSIA. The cloud-software, people, intellectual property and customer contracts were acquired for $25 million in cash, or one-times projected 2022 recurring annualized software and services revenue. The acquired service assurance (Expresse) and WiFi management (CloudCheck) software platforms have been integrated into DZS Cloud. Expresse provides AI-based network aware and service assurance capabilities and CloudCheck enables in-home/ building WiFi Management. Expresse becomes an integral software module within DZS Xtreme (orchestration, service assurance, network slicing and automation) and CloudCheck becomes the cornerstone of DZS Xperience (WiFi performance, parental control and network/ device security). DZS Cloud offers communications service providers, the industry’s most intelligent open, scaleable, automated, and network-aware service management and assurance as well as WiFi management software platform. DZS Cloud now connects tens of millions of homes and business. The acquisition of ASSIA’s software portfolio included patents and/or a full patent cross license for the Expresse and CloudCheck patent portfolio. The transaction also substantially increased our cloud native software engineering teams. Q2 2022 Shareholder Report

The Enhanced DZS End-to-End Portfolio



Service Orchestration
Assurance & Slicing
Automation
XTreme
DZS Cloud
XPerience
Experience Mgmt
Intelligence
Self-Help
velocity
chronos
saber
helix

	Optical EDGE	Access EDGE	Subscriber EDGE
Form Factors	Edge-Optimized 1RU Modular Sled 1RU Fixed Form Factors Wall/Pole Mount Stackable	CO ⟷ Edge 1RU Fixed Form Factor 2RU Modular Chassis 14RU Chassis Stackable	Home ⟷ Office Access Points Gateways ONTs Small Cell PoE++
Performance	Multi-Terabit 10 | 100 | 400G DWDM Service per Lambda CDC-Flex ROADM xHaul w/Advanced Timing	Multi-Terabit 2.5G | 10G | 100G+ Combo G/XGS-PON/10GE Non-Blocking Architecture Centralized & Distributed Switching	Multi-Gigabit WiFi 6 EasyMesh OpenSync | MoCA CloudCheck Integrated
Key Features	Environmentally Hardened Open RAN | Open ROADM Long Reach 100km+ Majority Made in USA	Environmentally Hardened Open | SDN Controlled Virtualization Ready Majority Made in USA	Premium & Value Based Open | Interoperable 5G In-Building Majority Made in USA

During the second quarter of 2022, we began shipping our market-defining environmentally hardened xHaul transport platform to a new marquee mobile operator in Europe to support their Open RAN 5G mobile network aligned with Rakuten Symphony's reference architecture. With volume shipments expected during the third quarter of 2022, the first phase of this multi-year deployment is projected to include thousands of mobile sites.

Additionally during the second quarter of 2022, we unveiled our next generation coherent optical edge ROADM platform - DZS Saber - at the Fiber Connect 2022 Proof of Concept demonstrations in Nashville. DZS Saber, the industry's first compact, modular, and environmentally hardened high capacity coherent optical edge solution, changes the economics for middle mile transport and is well-suited for both the $1 billion Middle Mile Grant (MMG) Program now underway in the United States as well as the $42 billion Broadband Equity, Access and Deployment (BEAD) program.

This climate resilient solution leverages coherent optics technology to deliver up to 400 Gbps of bandwidth per wavelength and up to 100km+ without amplification. This solution can be deployed virtually anywhere in the network, including in-field cabinets and non-environmentally controlled enclosures, at a fraction of the total cost of deployment of traditional equipment delivering similar bandwidth. Capable of transporting 5G traffic and remote fiber networks, we believe the DZS Saber portfolio opens new customers and deployment opportunities.

Q2 2022 Shareholder Report 6

Charlie Vogt President & CEO Our mission is to enable today’s service provider to become tomorrow’s experience provider. DZS systems and software innovation are transforming the way our service provider customers build and operate their service delivery networks, enabling them to become high-value experience providers operating with industry-leading efficiency. Through this transformation, we enable our customers to optimize their network operations, automate network function and changes, and improve the on-boarding of new technologies. This approach facilitates integration into existing operational support and billing systems, and accelerates the creation and deployment of new services. For the transformed experience provider, the benefits are significant, yielding lower operating costs, reduced customer churn and increased customer satisfaction and average revenue per user (ARPU). The evolving technology implemented by service providers is converging as optical broadband and mobile 5G services will increasingly use common infrastructure and solutions for both applications. Many of our global customers offer both fixed and mobile services, and are increasingly focused on converging the network edge with common hardware, software and operating systems. The strength of the fiber broadband access market continues to gain momentum around the world despite supply chain, inflationary economics and the Russia/Ukraine war. Global broadband demand continues to fuel the evolution of an upgrade cycle from copper/DSL to multi-gigabit internet services. Global government broadband stimulus and various private investments will enable service providers to increase the cadence of their fiber and 5G mobile infrastructure deployments. In the United States, the $42 billion BEAD program Notice of Funds Opportunity (NOFO) has been released and the program continues to move toward the issuance of grants in the mid- 2023 timeframe. Issuance of grants for the $1 billion Middle Mile Grant program opened in June and extends through September 2022. In addition, the $10 billion Capital Funds Program began approving state applications in the second quarter of 2022 with a number of states approved for hundreds of millions of dollars. Globally, the security concerns relative to Chinese vendors continue, with more than a dozen countries officially banning Chinese vendor equipment from being installed and many more evaluating their stance. Because of the aforementioned demand drivers, we believe the fundamental business and competitive drivers behind the broadband industry will continue to create a resilient market segment for many years to come, despite the near-term economic headwinds. Rising fuel prices are just one of many financial catalysts for a hybrid work-from-home and e-commerce environment. We also anticipate government stimulus programs will continue to support fiber-based broadband connectivity expansion, which has emerged as an essential service. Competition among communications service providers is fierce, prompting the necessity to build smarter networks, enable faster deployments, lower operating costs, reduce customer churn and differentiate services. DZS is well-positioned to benefit from these global economic and business drivers, and despite the current supply chain and economic environment, we will benefit from tailwinds fueling our industry as validated by our $321 million of backlog combined with deferred revenue. As the emerging fixed and mobile convergence trends persist and as DZS continues to deploy broadband, optical and cloud software solutions spanning both sectors, it is becoming more difficult to accurately provide segmentation reporting, specifically between fixed and mobile domains. As such, beginning in the third quarter of 2022, we will begin providing more relevant segmentation reporting for analysts and shareholders specifically: Access Networking Infrastructure and Software & Services. Sincerely, Q2 2022 Shareholder Report

$140 $120 $100 $80 $60 $40 $20 $0 Q4'20 Q1'21 Q2'21 Q3'21 Q4'21 Q1'22 Q2'22 $300 $250 $200 $150 $100 $50 $0 $350 Q3'20 Q4'20 Q1'21 Q2'21 Q3'21 Q4'21 Q1'22 Q2'22 CFO Commentary Orders remain strong, driving continued backlog when combined with deferred software & services revenue to $321 million, reflecting the resilient demand trends at the network edge. Revenue for the second quarter of 2022 was $91 million with demand rebounding in Asia fueled by our existing Tier I customers spanning South Korea and Japan as well as recent project wins in the Pan Asia region. We recognized record revenue for a second fiscal quarter despite continued component availability challenges and significant changes in foreign currency exchange rates. Software and Services revenue, which included one month from the recent ASSIA asset acquisition, contributed $8 million during the second quarter of 2022. While second quarter revenue was within guidance, foreign currency volatility, expedite fees associated with the prioritization of customer shipment commitments and continued supply chain headwinds lowered adjusted gross margin to 27.9% and adjusted EBITDA to a loss of $3 million. Strong Orders and Record Backlog in Q2 2022 New orders of $123 million during the second quarter of 2022 represented our sixth consecutive one hundred million dollar bookings quarter and compared with $128 million in the second quarter of 2021. Our new order performance reflects the continued robust investment cycle, increasing customer diversity, and alignment with and demand for DZS fixed and mobile access networking and cloud software solutions. Asia was a significant contributor to orders during the second quarter of 2022 following recent wins in the region and the receipt of meaningful orders from Rakuten for their mobile O-RAN network and from Rakuten Symphony, the cloud software and system integration business unit. We ended the second quarter of 2022 with backlog at a record $293 million, an increase of 21% sequentially and 83% year-over-year, and deferred revenue of $28 million, which includes our newly acquired cloud software backlog from ASSIA. As the supply chain eases in future quarters and we are better able to convert backlog to revenue, we anticipate a pause in backlog growth or a possible temporary decline in backlog. New orders of $123 million during the second quarter of 2022 represented our sixth consecutive one hundred million dollar bookings quarter Orders Backlog Q2 2022 Shareholder Report

Q2 2022 Revenue of $91 Million Second quarter revenue of $91 million increased 10% year-over-year from $83 million during the second quarter of 2021 as we improved our ability to capture the appropriate inventory to increase shipments and recognized one month of revenue from the ASSIA asset acquisition. We had one customer that represented 10% or greater of total revenue. However, backlog to revenue conversion during the second quarter remained unfavorably impacted by component availability, manufacturing completion and shipping limitations primarily driven by ongoing supply chain constraints and elongated port and manufacturer facility closures across Asia. In addition, changes in foreign currency exchange rates, notably the Euro, Japanese Yen and Korean Won, negatively impacted our top line revenue by $5 million in the second quarter of 2022. Despite the first half supply chain challenges, we are encouraged by improved visibility, availability and alignment among many of our top semiconductor and subcomponent supplier partners relative to our outlook for the second half of 2022. The promotion of industry veteran Norm Foust to lead global operations and supply chain has strengthened our supply chain operations focus. Annual Revenues ($ in millions) 83 88 Quarterly Revenues ($ in millions) 98 77 91 $90 $80 $70 $60 $50 $40 $30 $20 $10 $0 $100 Q2'21 Q3'21 Q4'21 Q1'22 Q2'22 $282 $307 $301 $350 $0 50 00 50 00 50 00 50 00 $4 $3 $3 $2 $2 $1 $1 $ 2018 2019 2020 2021 Q2 2022 Shareholder Report

Revenue by Product Technology Revenue for Broadband Connectivity, which includes Access and Subscriber Edge products, increased 26% sequentially and year-over-year to $79 million. Revenue for our Broadband Connectivity products included one month of revenue contribution from the ASSIA acquisition. Revenue for Mobile Transport, which includes Optical Edge products, decreased 16% sequentially and 39% year- over-year to $12 million. We expect revenue for Optical Edge products to increase as we ramp up shipments aligned with Rakuten Symphony’s reference architecture and as we launch DZS Saber in Q3 - Our compact, modular, and environmentally hardened 400 Gbps coherent optics platform. Following the acquisition of the Expresse and CloudCheck software assets from ASSIA, beginning with the third quarter of 2022, we will recategorize our revenue by product technology into the two categories of “Access Networking Infrastructure” and “Software & Services” in order to provide better visibility into our growing software business. $0 $20 $40 $60 $80 $100 $120 Q2'21 Q2'22 Q3'21 Q4'21 Q1'22 Mobile Transport Broadband Connectivity 76% 24% 73% 27% 74% 26% 81% 19% 87% 13% Revenue by Product Technology ($ in millions) * Mobile Transport consists of products deployed in Mobile xHaul applications. Broadband Connectivity includes Broadband Connectivity, Connected Home & Software solutions for fiber-based networks. Revenue for Broadband Connectivity, which includes Access and Subscriber Edge products, increased 26% sequentially and year- over-year to $79 million. Q2 2022 Shareholder Report

Geographic Mix Second quarter 2022 geographic mix reflects customer wins benefiting our geographic diversification efforts along with a recovery in revenue from the Asia region due to strong execution as we managed through the challenges associated with the Covid lockdowns in China. Revenue from the Americas region during the second quarter of 2022 increased 23% sequentially and 7% year-over- year to $28 million reflecting wins experienced over the past year. Revenue from the Americas region was limited by our ability to capture subcomponent availability. Revenue from the EMEA region during the second quarter of 2022 decreased 30% sequentially and 22% year-over- year to $13 million. Our pipeline remains very strong in the EMEA region, particularly for Chinese vendor replacement opportunities. Revenue from the Asia region during the second quarter of 2022 increased 41% sequentially and 26% year-over-year to $50 million as revenue recovered from the impacts of the China lockdowns during Q1 and we were able to capture the appropriate subcomponents to accelerate deliveries. We have also been diversifying our business within the Asia region outside of our core Korea and Japan markets into southeast Asia, including our collaboration with Singapore- based Rakuten Symphony that is expanding DZS Open RAN opportunities globally. 48% 46% 57% 46% 55% 32% 31% 29% 30% 31% 20% 23% 14% 24% 14% $0 $20 $40 $60 $80 $100 $120 Q2'21 Q3'21 Q4'21 Q1'22 Q2'22 EMEA Americas Asia Revenue Mix by Geographic Region ($ in millions) Second quarter 2022 geographic mix reflects customer wins benefiting our geographic diversification efforts... Q2 2022 Shareholder Report

Q2 2022 Shareholder Report Gross Margin Impacted by Several Headwinds Adjusted gross margin in the second quarter of 2022 came in below expectations at 27.9% compared with 33.1% in the second quarter of 2021. Our second quarter of 2022 adjusted gross margin includes one month of high margin software revenue contribution from Expresse and CloudCheck. We see the expansion of our software business as a strategic driver behind our stated gross margin improvement plans targeting 45% by 2025. Several issues impacted gross margin during the quarter: Asia port and manufacturer closures restricted our ability to convert scheduled backlog during the quarter. The prioritization of customer product delivery commitments in a constrained supply chain environment, which resulted in $6 million of incremental sub-compontent costs, increased logistics and expedite fees ($3 million higher than expected). Our inability to ship complete systems continues to impact inventory levels as component shortages limit our ability to convert the necessary raw materials into finished goods. We will continue to strive to meet customer deployment schedules. 3. During the second quarter, the U.S. dollar appreciated 12% versus the Japanese Yen, 6% versus the Korean Won, and 6% versus the Euro. Foreign currency volatility was partially hedged as the cost of goods sold of approximately half of our Asia business is in Korean Won while the other half of the cost of goods sold for our Asia business is in U.S. dollars. 4. Our revenue mix during the quarter shifted towards the Asia region, which typically generates lower gross margins. As near-term component shortages continue, we anticipate that reduced demand for consumer electronics in the near term could improve component availability for broadband infrastructure. Excluding the impact of foreign currency and supply chain headwinds, our adjusted gross margin would have been better by approximately 750 basis points in the second quarter of 2022. Offsetting the supply chain and foreign currency items, we have benefited from our strategic margin expansion initiatives that we have outlined over the past year. As a reminder, these operational efficiency initiatives include: Product Rationalization—streamlined, simplified and strategically aligned global product portfolio through a platform development approach for our Software and Systems solutions. New Product Introductions—we introduced 48 new products over the past two years that were designed to be ready for global markets, which not only synergized and simplified our next generation product portfolio, but also improved product margin and access to a broader addressable market than previous products. Manufacturing Consolidation—consolidated our Germany manufacturing to our United States manufacturing facility in 2021. Geographic Diversification — capture share in the higher margin North America and European regions. Software Expansion — expanded our higher-margin DZS Cloud software offering that now consists of DZS Xtreme (network orchestration and automation) and DZS Xperience (service assurance and WiFi optimization). Adjusted Operating Expenses Adjusted operating expense was $29 million in the second quarter of 2022 compared with $28 million in the second quarter of 2021. The year-over-year increase was the result of our recent ASSIA core asset acquisition along with strategic hiring decisions across sales, product and research & development to accelerate growth and capture market share, offset by restructuring actions that were completed during 2021 and foreign currencies. Adjusted EBITDA and EPS Second quarter of 2022 Adjusted EBITDA was a loss of $3 million compared with a slight Adjusted EBITDA loss in the second quarter of 2021. Non-GAAP EPS during the second quarter of 2022 was a loss of $0.02 compared with a loss of $0.03 in the second quarter of 2021. Our adjusted EBITDA was adversely impacted by a total of $9 million related to both foreign exchange and supply chain conditions, including $6 million of unanticipated headwinds.

Balance Sheet Highlights Cash (including cash equivalents and restricted cash) at June 30, 2022, was $23 million compared with $41 million at March 31, 2022, and $61 million at June 30, 2021. The decline in cash in the quarter was due to working capital needs associated to the timing of billings that were heavily skewed towards the month of June. Additionally, inventory increased slightly to maintain alignment with over $293 million in backlog as of June 30, 2022 and our accelerated take- share GTM strategy and playbook. These investments are strategically designed to capture market share and better position DZS for the industry’s decade-long investment cycle. In the first quarter of 2022, we entered into a strategic global banking relationship with J.P. Morgan that included a $30 million credit facility for additional working capital flexibility. We had not drawn down on the credit facility as of the end of the second quarter, but will leverage the facility as we monitor ongoing working capital needs. In the second quarter, to pay for the ASSIA asset acquisition, we upsized the credit facility as we entered into a five-year, $25 million term loan. Over the past several quarters, limited component availability has necessitated inventory and raw materials purchases to align with our strong backlog and customer forecasts in a rising cost environment. These factors continued during the second quarter of 2022 as we further built component inventory to plan for increased product shipments as 2022 progresses and as we drive towards stronger revenues throughout the year. As a result, annualized inventory turns were 3.8x during the second quarter of 2022, compared with 4.7x during the year ago quarter. Accounts receivable Days Sales Outstanding (DSOs) were 105 days at June 30, 2022, compared with 94 days in the year ago quarter as shipments were heavily weighted towards the last month of the second quarter 2022 due to component availability and port closures. As a result, during the second quarter of 2022, our Cash Conversion Cycle was 91 days. DSOs Inventory Turns sh Conversion Cycle (Day 94 90 81 98 1 05 120 100 80 60 40 20 - Q2'21 Q3'21 Q4'21 Q1'22 Q2'22 4.7x 4.0x 4.5x 3.2x 3 .8x 5.0x 4.5x 4.0x 3.5x 3.0x 2.5x 2.0x 1.5x 1.0x 0.5x - Q2'21 Q3'21 Q4'21 Q1'22 Q2'22 96 9 s) 1 Ca 120 100 80 60 40 20 0 Q2'21 Q3'21 Q4'21 Q1'22 Q2'22 ($ in millions) June 30, 2021 September 30, 2021 December 31, 2021 March 31, 2022 June 30, 2022 Cash, cash equivalents, and restricted cash $ 61 $ 52 $ 53 $ 41 $ 23 Debt $ — $ — $ — $ — $ 25 Accounts Receivable $ 80 $ 85 $ 86 $ 83 $ 105 DSO 94 90 81 98 105 Inventory $ 51 $ 58 $ 57 $ 66 $ 69 Inventory turns 4.7x 4.0x 4.5x 3.2x 3.8x 75 Q2 2022 Shareholder Report 70 73

Q3 and 2022 Outlook

The broadband industry remains extremely positive as it is in the best demand environment in its history. Communications service providers are investing in middle and last mile access to improve the consumer and business broadband experience. Our industry is in the early innings of a dual broadband and 5G super cycle upgrade fueled by a surge in network usage and internet traffic derived from emerging applications and services such as telecommuting, remote learning, remote healthcare & monitoring, UHD streaming video, connected home devices, the metaverse, augmented & virtual reality and E-Sports.

We are capitalizing on this market opportunity as demonstrated by transformational 2021 initiatives across sales, product, operations and people that have strengthened our foundation. DZS is well-positioned with market leading Access Edge, Subscriber Edge, and Optical Edge solutions.

We strive to balance growth with financial discipline that specifically focuses on improving product margins, increasing Software-as-a-Service and services revenue, and managing expenses to drive profitability.

With $321 million in backlog plus deferred revenue, we have a strong foundation that we believe will enable us to capture market share spanning our four growth pillars: the next generation multi-gigabit broadband upgrade cycle partially fueled by over $120 billion of global government stimulus; 5G and Open RAN adoption; North American and EMEA share capture; and Chinese vendor cap-and-replacement. We believe that the 10 gigabit last mile access and 5G upgrade cycle that began in 2020 will evolve to 100 gigabit last mile access, 6G and Open RAN in the years to come, and expect that this cycle will last a decade or more.

As reflected in the tables below, we are revising 2022 guidance to include the full year contribution of the ASSIA acquisition while taking into consideration the unforeseen impact of foreign currency exchange rates, higher than expected supply chain costs, and geographic mix changes. With regard to foreign currency, which we do not expect to reverse in 2022, we estimate that the 2022 revenue impact from the strengthening of the U.S. dollar relative to the Korean Won, Japanese Yen, and Euro will be in the range of $15 million to $19 million. Third quarter of 2022 guidance includes a full quarter of revenue from ASSIA and we anticipate an improved ability to secure semiconductor chips and components driving sequential revenue growth to a range of $100-$110 million. While we do not normally forecast cash, we project our cash balance at the end of the third quarter of 2022 to be approximately flat sequentially.

2022 Guidance Bridge

($ in millions)	Full Year 2022 Original Guidance	ASSIA Acquisition	FX Impact Estimate	Supply Chain Impact Estimate	Full Year 2022 Revised Guidance
Net revenue	$380 – $410	$16 – $18	($15) – ($19)		$380 – $410
Adjusted Gross margin %[1]	34% – 36%	+350bps to 450bps	(200bps) to (400bps)	(100bps) to (200bps)	32.5% – 34.5%
Adjusted Operating expenses[1]	$112 – $117	$8 – $10	($3) – ($5)		$118 – $122
Adjusted EBITDA[1]	$17 – $31	$3 – $5	($7) – ($9)	($6) – ($8)	$7 – $17

(1) Item represents a non-GAAP financial measure; see discussion below, as well as a reconciliation to the comparable GAAP measure in the financial tables attached to this shareholder report.

Q3 2022 and Full Year 2022 Guidance

($ in millions)	Q3 2022	Full Year 2022
Net revenue	$100 – $110	$380 – $410
Adjusted Gross margin %[1]	33% – 35%	32.5% – 34.5%
Adjusted Operating expenses[1]	$31 – $34	$118 – $122
Adjusted EBITDA[1]	$2 – $7	$7 – $17

(1) Item represents a non-GAAP financial measure; see discussion below, as well as a reconciliation to the comparable GAAP measure in the financial tables attached to this shareholder report.

Q2 2022 Shareholder Report 14

Upcoming Investor Conferences August 24 — Three Part Advisors Midwest Conference August 25 — Rosenblatt Technology Summit August 31 — Jefferies Semis, IT Hardware & Comm Infrastructure Summit In closing, we thank the employees of DZS and our customers who place their trust in us every day, and our shareholders for their continued confidence in and commitment to DZS. Our leadership team is committed to delivering the best financial performance possible, balancing short-term and long-term strategic decisions with the goal of creating and sustainably growing shareholder value. Sincerely, Charlie Vogt President & CEO Misty Kawecki CFO Conference Call DZS will host a conference call to discuss its second quarter financial results on Tuesday, August 2, 2022, at 10:00 a.m. (ET). Conference call details: Date: Tuesday, August 2, 2022 Time: 10:00 a.m. Eastern time zone Conference call participants register at the following link to receive the dial in number and unique PIN number: https://register.vevent.com/register/ BIeaf66c67ff284d6b8dcb1e566b0332f2 Investor Inquiries Ted Moreau, Vice President, Investor Relations ir@dzsi.com Earnings Webcast link: https://edge.media-server.com/mmc/p/pvt3c5o8 Please join the conference call at least five minutes prior to the start time to ensure you are admitted prior to management’s prepared remarks. A live broadcast and replay of the audio webcast will be available at https://investor.dzsi.com/. Q2 2022 Shareholder Report

Q2 2022 Shareholder Report About DZS DZS Inc. (NASDAQ: DZSI) is a global leader in access & optical networking infrastructure and cloud software solutions. DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change. Forward-Looking Statements Statements made in this stockholder letter and the earnings call contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, statements that refer to projections of earnings, revenue, operating expenses, gross profit, costs or other financial items (including non-GAAP measures) in future periods are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. In addition to the factors discussed in this stockholder letter, factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the company’s SEC filings available at www.sec.gov, including without limitation, the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen affects from the COVID-19 pandemic and global economic climate may give rise to, or amplify, many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements for any reason. Use of Non-GAAP Financial Information To supplement DZS’s consolidated financial statements presented in accordance with GAAP, DZS reports Adjusted Cost of Revenue, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Operating Income (Loss), Adjusted (Non-GAAP) Net Income attributable to DZS (including on a per share basis), EBITDA, and Adjusted EBITDA, which are non-GAAP measures DZS believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of DZS’s past financial performance and prospects for the future. DZS believes these non-GAAP financial measures provide useful information to both management and investors by excluding specific expenses and gains that DZS believes are not indicative of core operating results. Further, each of these are non-GAAP measures of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the telecommunications and manufacturing industries. Other companies in the telecommunications and manufacturing industries may calculate these metrics differently than DZS does. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. DZS defines Adjusted Cost of Revenue as GAAP Cost of Revenue less (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core product cost and may or may not be recurring in nature. We believe Adjusted Cost of Revenue provides the investor more accurate information regarding the actual cost of our products and services, excluding the impact of costs of revenue that are not routine components of our core product cost, for better comparability of our costs of revenue between periods and to other companies. DZS defines Adjusted Gross Margin as GAAP Gross Margin less (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance and may or may not be recurring in nature. We believe Adjusted Gross Margin provides the investor more accurate information regarding our core profit margin on sales, excluding the impact of cost of revenue that are not routine components of our core product cost, for better comparability of gross margin between periods and to other companies. DZS defines Adjusted Operating Expenses as GAAP operating expenses plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, impairment of goodwill, intangibles, or long-lived assets, loss on debt extinguishment, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, any of which may or may not be recurring in nature. We believe Adjusted Operating Expenses provides the investor more accurate information regarding our core operating expenses, which include research and development costs, selling, general and administrative costs, and amortization of intangible assets, excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.

Q2 2022 Shareholder Report DZS defines Adjusted Operating Income (Loss) as GAAP Operating Income (Loss) plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, impairment of goodwill, intangibles, or long-lived assets, loss on debt extinguishment, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, any of which may or may not be recurring in nature. We believe Adjusted Operating Income (Loss) provides the investor more accurate information regarding our core operating Income (Loss), excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies. DZS defines Non-GAAP Net Income (Loss) as GAAP Net Income plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, impairment of goodwill, intangibles, or long-lived assets, loss on debt extinguishment, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, any of which may or may not be recurring in nature. We believe Non-GAAP Net Income (Loss) provides the investor more accurate information regarding our core income, excluding the impact of charges that are not routine components of our core product cost or core operating expenses, for better comparability between periods and to other companies. DZS defines EBITDA as Net Income (Loss) plus or minus (as applicable) (i) interest expense, net, (ii) income tax provision (benefit), and (iii) depreciation and amortization expense. DZS defines Adjusted EBITDA as EBITDA plus or minus (as applicable) (i) stock- based compensation, and (ii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, impairment of goodwill, intangibles, or long-lived assets, loss on debt extinguishment, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, any of which may or may not be recurring in nature. DZS believes that EBITDA and Adjusted EBITDA are useful measures because they provide supplemental information to assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance, as well as in assessing the sustainable cash-generating ability of the business. In addition, DZS believes these measures are of importance to investors and lenders in assessing the Company’s overall capital structure and its ability to borrow additional funds. A reconciliation of EBITDA and Adjusted EBITDA to each of their respective GAAP counterparts for the three- and six-months ended June 30, 2022, and June 30, 2021, and three months ended March 31, 2022 is included at the end of the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) below. Reconciliations of the other Non-GAAP measures included herein to their GAAP counterparts are provided in the section below entitled “Unaudited Reconciliation of GAAP to Non- GAAP Results” and “Unaudited Reconciliation of GAAP to Non-GAAP Guidance”.

Q2 2022 Shareholder Report About DZS DZS Inc. (NASDAQ: DZSI) is a global leader in access & optical networking infrastructure and cloud software solutions. DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change. Forward-Looking Statements Statements made in this stockholder letter and the earnings call contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, statements that refer to projections of earnings, revenue, operating expenses, gross profit, costs or other financial items (including non-GAAP measures) in future periods are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. In addition to the factors discussed in this stockholder letter, factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the company’s SEC filings available at www.sec.gov, including without limitation, the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen affects from the COVID-19 pandemic and global economic climate may give rise to, or amplify, many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements for any reason. Use of Non-GAAP Financial Information To supplement DZS’s consolidated financial statements presented in accordance with GAAP, DZS reports Adjusted Cost of Revenue, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Operating Income (Loss), Adjusted (Non-GAAP) Net Income attributable to DZS (including on a per share basis), EBITDA, and Adjusted EBITDA, which are non-GAAP measures DZS believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of DZS’s past financial performance and prospects for the future. DZS believes these non-GAAP financial measures provide useful information to both management and investors by excluding specific expenses and gains that DZS believes are not indicative of core operating results. Further, each of these are non-GAAP measures of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the telecommunications and manufacturing industries. Other companies in the telecommunications and manufacturing industries may calculate these metrics differently than DZS does. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. DZS defines Adjusted Cost of Revenue as GAAP Cost of Revenue less (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core product cost and may or may not be recurring in nature. We believe Adjusted Cost of Revenue provides the investor more accurate information regarding the actual cost of our products and services, excluding the impact of costs of revenue that are not routine components of our core product cost, for better comparability of our costs of revenue between periods and to other companies. DZS defines Adjusted Gross Margin as GAAP Gross Margin less (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance and may or may not be recurring in nature. We believe Adjusted Gross Margin provides the investor more accurate information regarding our core profit margin on sales, excluding the impact of cost of revenue that are not routine components of our core product cost, for better comparability of gross margin between periods and to other companies. DZS defines Adjusted Operating Expenses as GAAP operating expenses plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, impairment of goodwill, intangibles, or long-lived assets, loss on debt extinguishment, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, any of which may or may not be recurring in nature. We believe Adjusted Operating Expenses provides the investor more accurate information regarding our core operating expenses, which include research and development costs, selling, general and administrative costs, and amortization of intangible assets, excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.

DZS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share data)

	For the Quarters Ended			For the Six Months Ended	
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net revenue	$ 91,080	$ 77,040	$ 82,700	$ 168,120	$ 163,731
Cost of revenue	66,137	50,215	55,622	116,352	108,558
Gross profit	24,943	26,825	27,078	51,768	55,173
Operating expenses:					
Research and product development	12,348	11,844	11,962	24,192	23,081
Selling, marketing, general and administrative	20,513	17,742	18,256	38,255	50,080
Restructuring and other charges	356	436	(908)	792	5,344
Impairment of long-lived assets	-	-	-	-	1,735
Amortization of intangible assets	464	294	314	758	576
Total operating expenses	33,681	30,316	29,624	63,997	80,816
Operating income (loss)	(8,738)	(3,491)	(2,546)	(12,229)	(25,643)
Interest income	36	37	19	73	61
Interest expense	(200)	(127)	(28)	(327)	(277)
Other income (expense), net	(63)	(800)	(261)	(863)	711
Income (loss) before income taxes	(8,965)	(4,381)	(2,816)	(13,346)	(25,148)
Income tax (benefit) provision	(2,937)	(1,333)	463	(4,270)	1,356
Net income (loss)	$ (6,028)	$ (3,048)	$ (3,279)	$ (9,076)	$ (26,504)
Earnings (loss) per share					
Basic	$ (0.22)	$ (0.11)	$ (0.12)	$ (0.33)	$ (1.01)
Diluted	$ (0.22)	$ (0.11)	$ (0.12)	$ (0.33)	$ (1.01)
Weighted average shares outstanding:					
Basic	27,657	27,530	26,982	27,593	26,120
Diluted	27,657	27,530	26,982	27,593	26,120
Reconciliation of net income (loss) to Adjusted EBITDA:					
Net income (loss)	$ (6,028)	$ (3,048)	$ (3,279)	$ (9,076)	$ (26,504)
Interest expense, net	164	90	9	254	216
Income tax (benefit) provision	(2,937)	(1,333)	463	(4,270)	1,356
Depreciation and amortization	1,361	1,081	1,178	2,442	2,443
EBITDA	$ (7,440)	$ (3,210)	$ (1,629)	$ (10,650)	$ (22,489)
Stock-based compensation	2,868	2,671	1,994	5,539	3,346
Acquisition costs	571	51	37	622	680
Headquarters and facilities relocation	-	-	-	-	1,920
Executive transition	91	247	101	338	172
Bad debt expense, net of recoveries	317	(1,227)	-	(910)	14,206
Restructuring and other charges	356	436	(908)	792	5,344
Adjusted EBITDA	$ (3,237)	$ (1,032)	$ (405)	$ (4,269)	$ 3,179

Q2 2022 Shareholder Report 19

DZS INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Balance Sheets ($ in thousands) Q2 2022 Shareholder Report     June 30,   December 31, Assets   2022 2021 Current assets         Cash, cash equivalents and restricted cash   $ 22,987 $ 53,474 Accounts receivable - trade, net   105,343   86,114 Other receivables   12,988 10,621 Inventories   69,457   56,893 Contract assets   1,281 2,184 Prepaid expenses and other current assets   12,525   5,690 Total current assets   224,581 214,976 Property, plant and equipment, net   9,849   9,842 Right-of-use assets from operating leases   14,996 12,640 Goodwill   28,977   6,145 Intangible assets, net   23,156 5,115 Other assets   10,264   8,950 Total assets   $ 311,823   $ 257,668 Liabilities and Stockholders' Equity         Current liabilities     Accounts payable - trade   $ 79,678   $ 64,258 Current portion of long-term debt   1,250 - Contract liabilities   20,446 6,091 Operating lease liabilities   4,445   4,097 Accrued and other liabilities   19,166   16,032 Total current liabilities   124,985   90,478 Long-term debt   23,419 - Contract liabilities - non-current   7,858   3,044 Operating lease liabilities - non-current   13,410   12,103 Pension liabilities   15,073   16,527 Other long-term liabilities   2,990   3,609 Total liabilities   187,735   125,761 Stockholders’ equity       Common stock   27   27 Additional paid-in capital   229,969   223,336 Accumulated other comprehensive loss   (9,432)   (4,457) Accumulated deficit   (96,476)   (86,999) Total stockholders’ equity   124,088   131,907 Total liabilities and stockholders’ equity   $ 311,823   $ 257,668

DZS INC. AND SUBSIDIARIES

Unaudited Reconciliation of GAAP to Non-GAAP Results

($ in thousands, except per share data)

The reconciliation of EBITDA and Adjusted EBITDA to net income is included above in the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss). Set forth below are reconciliations of Non-GAAP Cost of Revenue, Non-GAAP Gross Profit, Non-GAAP Operating Expenses, Non-GAAP Operating Income (Loss), Non-GAAP Net Income (Loss), and Non-GAAP Net Income (Loss) per Diluted Share to GAAP Cost of Revenue, Gross Profit, Operating Expenses, Operating Income (Loss), Net Income (Loss), and Net Income (Loss) per Diluted Share, respectively, which the Company considers to be the most directly comparable U.S. GAAP financial measures.

Three Months Ended June 30, 2022	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$ 66,137	$ 24,943	27.4%	$ 33,681	$ (8,738)	$ (6,028)	$ (0.22)
Adjustments to GAAP amounts:							
Depreciation and amortization	(303)	303	0.3%	(1,058)	1,361	1,361	0.05
Stock-based compensation	(146)	146	0.2%	(2,722)	2,868	2,868	0.11
Headquarters and facilities relocation				-	-	-	-
Acquisition costs				(571)	571	571	0.02
Restructuring and other charges				(356)	356	356	0.01
Executive transition				(91)	91	91	-
Bad debt expense, net of recoveries				(317)	317	317	0.01
Adjusted (Non-GAAP) amount	$ 65,688	$ 25,392	27.9%	$ 28,566	$ (3,174)	$ (464)	$ (0.02)

Three Months Ended March 31, 2022	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$ 50,215	$ 26,825	34.8%	$ 30,316	$ (3,491)	$ (3,048)	$ (0.11)
Adjustments to GAAP amounts:							
Depreciation and amortization	(146)	146	0.2%	(935)	1,081	1,081	0.04
Stock-based compensation	(130)	130	0.2%	(2,541)	2,671	2,671	0.09
Headquarters and facilities relocation				-	-	-	-
Acquisition costs				(51)	51	51	-
Restructuring and other charges				(436)	436	436	0.02
Executive transition				(247)	247	247	0.01
Bad debt expense, net of recoveries				1,227	(1,227)	(1,227)	(0.04)
Adjusted (Non-GAAP) amount	$ 49,939	$ 27,101	35.2%	$ 27,333	$ (232)	$ 211	$ 0.01

Three Months Ended June 30, 2021	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$ 55,622	$ 27,078	32.7%	$ 29,624	$ (2,546)	$ (3,279)	$ (0.12)
Adjustments to GAAP amounts:							
Depreciation and amortization	(231)	231	0.3%	(947)	1,178	1,178	0.05
Stock-based compensation	(68)	68	0.1%	(1,926)	1,994	1,994	0.07
Headquarters and facilities relocation				-	-	-	-
Acquisition costs				(37)	37	37	-
Restructuring and other charges				908	(908)	(908)	(0.03)
Executive transition				(101)	101	101	-
Bad debt expense, net of recoveries				-	-	-	-
Adjusted (Non-GAAP) amount	$ 55,323	$ 27,377	33.1%	$ 27,521	$ (144)	$ (877)	$ (0.03)

Six Months Ended June 30, 2022	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$ 116,352	$ 51,768	30.8%	$ 63,997	$ (12,229)	$ (9,076)	$ (0.33)
Adjustments to GAAP amounts:							
Depreciation and amortization	(449)	449	0.2%	(1,993)	2,442	2,442	0.09
Stock-based compensation	(276)	276	0.2%	(5,263)	5,539	5,539	0.20
Headquarters and facilities relocation				-	-	-	-
Acquisition costs				(622)	622	622	0.02
Restructuring and other charges				(792)	792	792	0.03
Executive transition				(338)	338	338	0.01
Bad debt expense, net of recoveries				910	(910)	(910)	(0.03)
Adjusted (Non-GAAP) amount	$ 115,627	$ 52,493	31.2%	$ 55,899	$ (3,406)	$ (253)	$ (0.01)

Six Months Ended June 30, 2021	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$ 108,558	$ 55,173	33.7%	$ 80,816	$ (25,643)	$ (26,504)	$ (1.01)
Adjustments to GAAP amounts:							
Depreciation and amortization	(440)	440	0.3%	(2,003)	2,443	2,443	0.09
Stock-based compensation	(110)	110	0.1%	(3,236)	3,346	3,346	0.13
Headquarters and facilities relocation				(1,920)	1,920	1,920	0.07
Acquisition costs				(680)	680	680	0.03
Restructuring and other charges				(5,344)	5,344	5,344	0.20
Executive transition				(172)	172	172	0.01
Bad debt expense, net of recoveries				(14,206)	14,206	14,206	0.54
Adjusted (Non-GAAP) amount	$ 108,008	$ 55,723	34.1%	$ 53,255	$ 2,468	$ 1,607	$ 0.06

Q2 2022 Shareholder Report 21

DZS INC. AND SUBSIDIARIES

Unaudited Reconciliation of GAAP to Non-GAAP Guidance

($ in millions)

The reconciliation of Adjusted EBITDA, Adjusted Gross margin and Adjusted Operating expenses to Net income (loss), Gross margin and Operating expenses, respectively, which the Company considers to be the most directly comparable U.S. GAAP measures.

	Q3 2022		Full Year 2022	
	Low	High	Low	High
Reconciliation of Net Income (Loss) to Adjusted EBITDA:				
Net income (loss)	$ (2.8)	$ 1.5	$ (12.4)	$ (3.0)
Interest expense, net	(0.3)	(0.3)	(0.5)	(0.5)
Income tax (benefit) provision	0.7	0.8	3.0	3.0
Depreciation and amortization	1.6	2.1	5.2	5.7
EBITDA	(0.8)	4.1	(4.7)	5.2
Stock-based compensation	2.8	2.9	11.7	11.8
Adjusted EBITDA	$ 2.0	$ 7.0	$ 7.0	$ 17.0
Reconciliation of Gross Margin to Adjusted Gross Margin:				
GAAP Gross margin	32.8%	34.8%	31.2%	33.1%
COGS Depreciation and amortization	0.2%	0.2%	1.3%	1.4%
Adjusted Gross Margin	33.0%	35.0%	32.5%	34.5%
Reconciliation of Operating Expenses to Adjusted Operating Expenses:				
Operating expenses	$ 35.4	$ 39.0	$ 134.4	$ 139.1
Depreciation and amortization	1.6	2.1	4.9	5.5
Stock-based compensation	2.8	2.9	11.5	11.6
Adjusted Operating Expenses	$ 31.0	$ 34.0	$ 118.0	$ 122.0

Q2 2022 Shareholder Report 22